As filed with the Securities and Exchange Commission on February 12, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	27-1262675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Montgomery Street, Suite 200

San Francisco, CA 94104

(415) 655-4580

(Address of Principal Executive Offices)

Terreno Realty Corporation

Amended and Restated 2010 Equity Incentive Plan

(Full title of the plans)

W. Blake Baird

Chairman and Chief Executive Officer

Terreno Realty Corporation

101 Montgomery Street, Suite 200

San Francisco, CA 94104

(Name and Address of Agent For Service)

(415) 655-4580

(Telephone number, including area code, of agent for service)

With a copy to:

Scott C. Chase

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of Registration fee
Common Stock, $0.01 par value per share	1,250,000 shares	$22.25	$27,812,500	$3,232

(1)	This Registration Statement relates to 1,250,000 shares of Common Stock, par value $0.01 per share, of Terreno Realty Corporation (“Common Stock”) available for issuance under the Terreno Realty Corporation Amended and Restated 2010 Equity Incentive Plan (together with previous versions of such plan, the “Plan”); plus such indeterminate number of additional shares of Common Stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Terreno Realty Corporation (the “Company”) previously filed a registration statement on Form S-8 on February 12, 2010 (File No. 333-164895) registering the issuance of 455,000 shares of Common Stock under the Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Company registers the issuance of the 1,250,000 additional shares of Common Stock approved for issuance under the Plan at the Annual Meeting of Stockholders held on May 9, 2014.

(3)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the high and the low sales prices of the Company’s Common Stock as reported on the New York Stock Exchange on February 10, 2015.

EXPLANATORY NOTE

The Company previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on February 12, 2010 (SEC File No. 333-164895) in connection with the registration of 455,000 shares of the Company’s Common Stock available for issuance under the Plan (the “Original Filing”). This Registration Statement registers an additional 1,250,000 shares of the Company’s Common Stock to be issued pursuant to the Plan. The contents of the Original Filing, as updated by the information set forth below, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes the Company, to the maximum extent that Maryland law in effect from time to time permits, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company entered into customary indemnification agreements with each of its executive and certain senior officers and directors that provide that if a director or executive or senior officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive or senior officer’s status as a director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that the director or executive officer is or was serving in such capacity at the Company’s request, the Company must indemnify such director or executive or senior officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive or senior officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive or senior officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive or senior officer had reasonable cause to believe that his or her conduct was unlawful.

Except as described below, the Company’s directors and executive and senior officers are not entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by the Company or in the Company’s right and the director or executive or senior officer is adjudged to be liable to the Company;

•	if the director or executive or senior officer is adjudged to be liable on the basis that personal benefit was improperly received; or

•	in any proceeding brought by the director or executive or senior officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in the Company’s charter, the Company’s bylaws, a resolution of the Company’s board of directors or of the Company’s stockholders entitled to vote generally in the election of directors or an agreement approved by the Company’s board of directors.

Notwithstanding the limitations on indemnification described above, upon application of a director or executive or senior officer of the Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive or senior officer if:

•	the court determines that the director or executive or senior officer is entitled to mandatory indemnification under the MGCL, in which case the director or executive or senior officer will be entitled to recover from us the expenses of securing indemnification; or

•	the court determines that the director or executive or senior officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive or senior officer has met the standards of conduct described above or has been adjudged liable to the Company or for receipt of an improper personal benefit; however, the Company’s indemnification obligations to the director or executive or senior officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by the Company or in the Company’s right or in which the officer or director was adjudged liable for receipt of an improper personal benefit.

Without limiting any other provisions of the indemnification agreements, if a director or executive or senior officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive or senior officer’s status as a director, officer or employee of the Company, and the director or executive or senior officer is successful, on the merits or otherwise, as to one or more (even if fewer than all) claims, issues or matters in such proceeding, the Company must indemnify the director or executive or senior officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

The Company must pay all indemnifiable expenses in advance of the final disposition of any proceeding without requiring any preliminary determination of the director or executive or senior officer’s ultimate entitlement to indemnification if the director or executive officer furnishes us with a written affirmation of the director’s or executive or senior officer’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive or senior officer is not entitled to indemnification. The Company is not required to advance the expenses of any director or executive or senior officer in any proceeding brought by the director or executive or senior officer except for a proceeding brought by the director or executive or senior officer to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in the Company’s charter, the Company’s bylaws, a resolution of the Company’s board of directors or of the Company’s stockholders entitled to vote generally in the election of directors or an agreement approved by the Company’s board of directors.

The Company has an insurance policy under which the Company’s directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 15, 2010).

4.4	Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Commission on March 19, 2014).

4.5	Form of Restricted Stock Award Agreement for Executive Officers and Employees (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.6	Form of Restricted Stock Award Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of February, 2015.

Terreno Realty Corporation

By:	/s/ W. Blake Baird

	Name:	W. Blake Baird
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints W. Blake Baird and Michael A. Coke, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ W. Blake Baird W. Blake Baird	Chairman and Chief Executive Officer (principal executive officer)	February 12, 2015

/s/ Michael A. Coke Michael A. Coke	President and Director	February 12, 2015

/s/ Jaime J. Cannon Jaime J. Cannon	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	February 12, 2015

/s/ LeRoy E. Carlson LeRoy E. Carlson	Director	February 12, 2015

/s/ Peter J. Merlone Peter J. Merlone	Director	February 12, 2015

/s/ Douglas M. Pasquale Douglas M. Pasquale	Director	February 12, 2015

/s/ Dennis Polk Dennis Polk	Director	February 12, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 15, 2010).

4.4	Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Commission on March 19, 2014).

4.5	Form of Restricted Stock Award Agreement for Executive Officers and Employees (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

4.6	Form of Restricted Stock Award Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-163016) filed with the Commission on January 6, 2010).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.